Registration Document Completion Service

Reference is hereby made to the custody agreement in effect between the undersigned (the “Client”) and Brown Brothers Harriman & Co. (“BBH”), as amended from time to time (the “Agreement”). The Client wishes to engage BBH to provide the registration document completion service offered by BBH and set out below as an additional service under the Agreement (the “Service”), and BBH hereby agrees to provide the Service in accordance with the terms of the Agreement and this letter agreement.

The Client acknowledges and agrees that as part of the Services, BBH will complete registration documentation relating to account openings in various markets agreed to by the Client and BBH from time to time, on behalf of the Client and then forward such documentation to the Client or an authorized person of the Client for final review and signature. By the Client or an authorized person of the Client signing and submitting the aforementioned documentation to BBH (the “Submitted Documents”), the Client shall be deemed to have confirmed to BBH that the Client has reviewed the Submitted Documents and has determined that all of the information contained therein is accurate and complete. In addition, the submission of the Submitted Documents to BBH shall be deemed a “Proper Instruction” or “Instruction” under the terms of the Agreement to open one or more accounts in the referenced market (in accordance with the information provided in the Submitted Documents) and to provide the Submitted Documents and/or the information contained therein to BBH’s subcustodian in the referenced market (and where applicable, for further submission to depositories, exchanges, regulatory and tax authorities, tax agents and/or brokers in the local market).

Accepted and agreed:

NuShares ETF Trust

By:	/s/ Christopher Rohrbacher
Name:	Christopher Rohrbacher
Date:	March 14, 2017

NuShares ETF Trust	1

Brown Brothers Harriman & Co

By:	/s/ Elizabeth Prickett
Name:	Elizabeth Prickett
Date:	3/15/2017

NuShares ETF Trust	2